Exhibit 99

Media Contacts:
Lisa Hawks	Jennifer McNamara
(612) 291-6150	(612)291-2840
lisa.hawks@bestbuy.com	jennifer.mcnamara@bestbuy.com

Best Buy Enhances Reward Zone Loyalty Program with Faster Reward Delivery and Improved Online Communication

New members encouraged to log on to keep their account active

MINNEAPOLIS, Dec. 18, 2009 — Best Buy (NYSE:BBY) today announced enhancements to its popular Reward Zone customer loyalty program in the U.S., including increasing speed of reward certificate delivery and enriched communication with members. Reward Zone members are encouraged to log on to their account at myrewardzone.com and provide a valid email address to ensure continued access to the program.

“Our Reward Zone members told us they want more communication, more offers and better support,” said Barry Judge, Best Buy chief marketing officer. “We listened and made improvements that allow for a more customized experience, and ultimately, more meaningful benefits.”

Some enhancements to the Reward Zone program include:

•                  Personalized offers based on personal preference

•                  Electronic reward certificates for quicker delivery

•                  Access to exclusive online communities, forums and special product tips

•                  Continued access to personal account information, including checking recent points and purchases, and issuing of certificates

By requiring members (excluding Premier Silver, Reward Zone MasterCard and credit cardholders) to provide a valid email address to remain active, U.S. membership decreased from 33 million memberships to 19.9 million memberships. This reduction in membership allows the company to provide richer benefits and offers to its most loyal customers.

Reward Zone is a customer loyalty program for U.S. Best Buy customers. Members can earn Reward Zone points for purchases at Best Buy stores, bestbuy.com and Reward Zone partners. Points are cashed out in the form of reward certificates redeemable for future in-store and bestbuy.com purchases. In addition to points, program members receive exclusive offers, entry into sweepstakes and invitations to member-only events.

The Reward Zone Loyalty Program carries no membership fees and members need to make just one Best Buy purchase per calendar year to continue their membership.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy; Audiovisions; The Carphone Warehouse; Future Shop; Geek Squad, Jiangsu Five Star; Magnolia Audio Video; Napster; Pacific Sales; The Phone House; and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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